Exhibit 99

RED TRAIL ENERGY, LLC “OUR Farms, Our Fuel, Our Future” PO Box 11 Richardton, ND 58652 (701)-974-3308 FAX (701)-974-3309

May 5, 2008

To:	Red Trail Energy Members
RE:	Unaudited First Quarter 2008 and Audited Year End 2007 Financial Information
Dear Red Trail Energy, LLC Members,
We are pleased to announce that, in an effort to increase our level of communication with the membership, we will be providing financial information inserts as a regular section in our quarterly newsletters. We have included a short narrative of the highlights for 2007 and the first quarter of 2008 in this letter and have also included a separate sheet with selected financial statement information. I would encourage each of you to visit our website and review our 2007 Annual Report (10-K) filed with the SEC as it provides additional information related to our results for the year ended December 31, 2007.
2007 Highlights
2007 turned out to be a great year for Red Trail Energy (“RTE”) as our net income was approximately $6.1 million. Considering that it was a start up year and that ethanol prices dropped to a low of $1.50 per gallon in November it truly was an exceptional year. We have a great team of employees and feel it would not have been possible without every one of our team members working together. While financial information is typically the measuring stick used for all companies, I would also like to report on our excellent safety record. RTE did not experience a single lost time accident (LTA) during 2007 which is remarkable considering it included a 4-month period of plant start up. We take safety very seriously and will continue to be diligent in our pursuit of a safe workplace for our employees.
As many of you are aware, even though RTE had an exceptional year, a distribution was not made to the membership. I would like to briefly touch on the reasons for that decision and try to give you some insight in to why we believe RTE is still a good investment for the long-term.
1.	At the end of 2007, there was a great amount of uncertainty surrounding future profit margins for the ethanol industry in 2008.
a.	Corn prices were trending higher.

b.	Ethanol prices were at a relatively low point but were starting to trend higher.

c.	A significant amount (3.8 billion gallons) of new ethanol production capacity was projected to come on-line during 2008 which typically would have had a negative impact on ethanol prices if the market was oversupplied.
2.	Our loan covenants limit the dollar amount that can be distributed to the membership. At the time, based our calculations, it appeared that a distribution would put us in violation of our loan covenants if we did not have a profitable first quarter of 2008 which would have the potential to trigger the acceleration of RTE’s note payments.

3.	We have withheld $3.9 million from Fagen, Inc (the general contractor during Plant construction) due to issues we experienced with our coal combustor during start-up. Fagen originally loaned RTE $2 million in the form of subordinated debt to help reach our equity goal and to meet our initial debt covenants. As part of that subordinated debt agreement, Fagen, Inc has to approve any distribution to the membership.
All of these factors combined led to the board’s decision not to make a distribution to members based on 2007 earnings. The board is committed to making distributions to the members when it is possible. We believe RTE is currently well positioned for the future and will continue to be a good investment in the long-term. This Plant was built on the strategy of using a lower cost fuel (coal) to offset the anticipated higher costs associated with transporting corn to this region of North Dakota. So far, that strategy is working very well as our energy costs are running at about 1/3 of the typical natural gas fired plant. And, although we expect our corn costs to be higher due to the location of the plant, our commodities manager and risk management committee, which is comprised of 3 of our governors and management, have worked to protect our margins by reducing our corn costs to the best of our ability using a two part strategy of building relationships with and purchasing corn from North Dakota farmers and elevators and using sound risk management policy.
1st Quarter 2008 Highlights
The first quarter of 2008 has been a profitable one for RTE with earnings of approximately $2.7 million. RTE also continued its impeccable safety record with no LTA’s or recordable accidents in the first quarter. While corn futures prices have risen to over $6 per bushel, the price of ethanol has also trended higher. We received an average price of $2.10 per gallon for the first quarter of 2008. Ethanol prices have risen to this point due to current tight supplies in the market place. The high cost of corn and natural gas has helped slow the entry of new ethanol production capacity in to the market. Many plants that were projected to come on line during 2008 have now been pushed back to 2009 which has helped keep ethanol prices higher than anticipated. These tough market conditions and times of tight margins have also impacted plants that were operational with many losing money and even a few considering filing for bankruptcy while RTE has continued to be profitable.
In an effort to make RTE’s competitive energy cost advantage even stronger, the Company has undertaken a capital project to build a coal unloading facility adjacent to our plant site. We project that this will lower our cost of coal by approximately $800,000 per year. This project is scheduled to be complete in August or September of this year. As mentioned above, operating our plant on coal has given Red Trail a significant cost advantage over natural gas fired plants. We estimate that, if our plant were fired by natural gas, our net income would have been very close to $0 for the first quarter as natural gas costs are typically three times more than our coal costs.
In the first quarter the Company also entered in to an agreement to add corn oil extraction equipment to our Plant. This will provide an additional revenue stream to the Company and, based on current prices, we anticipate sales of corn oil could add approximately $1 million to our net income annually. This project is scheduled to be complete late in the third quarter of 2008.
We would like to thank all of you for your investment in RTE, your support of our Company and especially your patience as we work through the very tough economic environment currently facing the ethanol industry. We sincerely hope that we will be able to reward that patience and support with a distribution in early 2009, which, per the terms of our loan agreements, is the next earliest opportunity for us to make a distribution.
We look forward to seeing all of you at the 2008 Annual Meeting in a few weeks. If you are unable to attend the annual meeting, I would encourage you to send in your proxy statement so your votes are counted in the board of governor election.
Sincerely,
Mark E Klimpel
CFO
CAUTIONARY STATEMENT REGARDING UNAUDITED FINANCIAL INFORMATION AND FORWARD LOOING INFORMATION — The financial information in this document relating to our results for the first quarter of this fiscal year ending December 31, 2008 have not been audited and is derived from our unaudited books and records only. This means that the financial results for that period have not been examined or independently reviewed by a certified public accountant and there is no assurance from a qualified, independent, third party that the assumptions and other information underlying the financial results is reasonable. Further, this document contains forward looking statements that can, in some cases, be identified by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “expect,” “plan,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” or the negative of these terms or other similar expressions. These statements are only are predictions and involve numerous assumptions, risks and uncertainties, including those referenced in our 2007 Form 10-K filed with the SEC which are specifically incorporated by reference herein. Our actual results or actions could and likely will differ materially from those anticipated in the forward looking statements.

RED TRAIL ENERGY, LLC
STATEMENT OF OPERATIONS
For the three months ended March 31, 2008 and 2007 and the twelve months ended December 31, 2007

	Three months ended		12 months ended
	March 31, 2008	March 31, 2007	December 31, 2007
	(Unaudited)	(Unaudited)	(Audited)
Revenues
Ethanol, net of loss on derivative instruments	$28,496,987	$17,034,537	$90,100,581
Distillers grains	4,923,018	1,900,338	11,785,388

Total Revenue	33,420,005	18,934,875	101,885,969
Cost of Goods Sold
Corn costs, net of gain on derivative instruments	20,265,909	12,596,790	67,778,832
Production costs	5,985,567	1,116,465	13,579,178
Depreciation	1,415,746	1,404,910	5,655,198

Total Cost of Goods Sold	27,667,222	15,118,165	87,013,208

Gross Margin	5,752,783	3,816,710	14,872,761
General and Administrative	746,596	847,796	3,214,002

Operating Income (Loss)	5,006,187	2,968,914	11,658,759
Interest Expense	2,439,805	1,149,528	6,268,707
Other Income/(Expense)	169,817	(46,078)	767,276

Net Income	$2,736,199	$1,773,308	$6,157,328

Net income per unit	$0.07	$0.04	$0.15
Ethanol — Denatured Production (Gal)	13,858,939	9,425,257	50,398,801
Corn Ground (Bu)	5,071,420	3,472,540	17,899,132
RED TRAIL ENERGY, LLC
BALANCE SHEET
as of March 31, 2008 and December 31, 2007

	March 31, 2008	December 31, 2007
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash and equivalents	$12,561,446	$8,231,709
Accounts receivable	5,875,215	5,960,041
Corn and ethanol derivative instruments, at market	3,031,241	3,190,790
Inventory	9,432,638	8,297,356
Prepaid expenses	32,753	53,411

Total Current Assets	30,933,293	25,733,307
Property, Plant and Equipment
Land	300,602	300,602
Plant and equipment	78,141,688	78,139,237
Land improvements	3,918,766	3,918,766
Buildings	5,312,995	5,312,995
Construction in progress	12,803	0

	87,686,854	87,671,600
Less: accumulated depreciation	7,158,351	5,729,058

Net Property, Plant and Equipment	80,528,503	81,942,542
Other Assets	1,403,149	848,405

Total Assets	$112,864,945	$108,524,254

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
Current maturities of long-term debt	$6,565,233	$6,578,004
Accounts payable	5,869,131	6,682,330
Accrued expenses	4,559,072	2,502,936
Interest rate swap, at market	2,281,685	1,044,191

Total Current Liabilities	19,275,121	16,807,461
Contracts Payable	275,000	275,000
Long-Term Debt	51,670,142	52,538,310
Members’ Equity	41,644,682	38,903,483

Total Liabilities and Members’ Equity	$112,864,945	$108,524,254